Exhibit 99.2

May 15, 2012

The Talbots, Inc.

One Talbots Drive

Hingham, MA 02043

Attention: Board of Directors

Ladies and Gentlemen:

We refer to our Exclusivity Agreement dated May 5, 2012 (the “Exclusivity Agreement”). All terms used, but not defined, in this letter have the meanings given to them in the Exclusivity Agreement.

Sycamore and the Company agree that the reference in the first numbered paragraph of the Exclusivity Agreement to “May 15, 2012” is hereby amended to read “May 22, 2012.” This letter shall be construed in connection with and as part of the Exclusivity Agreement and, except as expressly modified herein, all other terms and conditions of the Exclusivity Agreement remain in full force and effect.

If the foregoing accurately sets forth the understanding between Sycamore and the Company with respect to the subject matter of this letter, please so indicate by signing this letter below and electronically sending a signed copy to Sycamore. This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law or choice of law which would result in the application of laws of any jurisdiction other than the State of Delaware. This letter may be executed in multiple counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

Very truly yours,

SYCAMORE PARTNERS MANAGEMENT, L.L.C.

By:	/s/ Stefan Kaluzny
Name: Stefan Kaluzny
Title: Managing Director

This letter agreement is agreed to

And accepted effective as of the date first set forth above.

THE TALBOTS, INC.

By:	/s/ Richard T. O’Connell, Jr.
Name: Richard T. O’Connell, Jr.
Title: Executive Vice President